Exhibit 10.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the "Agreement") is entered into as of the 28th day of January, 2016, by and among On the Move Corporation, a Nevada corporation with its principal place of business at 12355 Hagen Ranch Road, Suite 604, Boynton Beach, Florida  33437 ("Purchaser") on the one part and West Boynton Auto Service, Inc. d/b/a Hagen Ranch Texaco, a Florida corporation ("Hagen Ranch"), Spanish River Service, Inc. d/b/a/ Jupiter Farms Chevron, a Florida corporation ("Jupiter Farms"), and Seeliva Industries, Inc., a Florida corporation, d/b/a Wellington BP ("Wellington"), all have a principal office at 12355 Hagen Ranch Road, Suite 604, Boynton Beach, Florida 33437 (Hagen Ranch, Jupiter Farms and Wellington are referred to collectively as "Sellers") and individually, a "Seller"), on the other part.
W I T N E S S E T H:
WHEREAS, Sellers presently own and operate various retail convenience stores (the "Stores"), which include the retail sale of motor fuels, at various locations in Florida (the "Business"); and
WHEREAS, the Stores are leased by the respective Sellers at the locations (the "Locations") as shown on Schedule A; and
WHEREAS, Purchaser desires to purchase from each applicable Seller, and each applicable Seller desires to sell to Purchaser, certain personal including inventory and the goodwill associated with the Business (the "Acquired Assets");
ARTICLE 1.
 PURCHASE OF PERSONAL PROPERTY
1.1.            Purchase of Personal Property.  At the Closing (defined below), and subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, the Acquired Assets at the Locations of Sellers, other than real estate and appurtenant fixtures, free and clear of all liens, interests, rights, claims, encumbrances and restrictions of any kind. The Acquired Assets include certain tangible and intangible assets of Sellers as set forth in the Schedules and shall be transferred by certificate of title or by bill of sale, as appropriate.
1.2.            Purchase Price.
1.2.1.            The aggregate purchase price ("Purchase Price") for the Acquired Assets (exclusive of inventory pursuant to the provisions of Section 1.2.2 hereof) to be paid by Purchaser to Sellers pursuant to this Agreement is the total sum of Three Million Six Hundred Sixty Four Thousand and Eight Hundred and Eighty Dollars ($3,664,880), which such Purchase Price is allocated: (i) One Million Thirty Four Thousand Seven Hundred Thirty Six Dollars ($1,034,736) to be paid to Hagen Ranch (the "Hagen Ranch Purchase Price"); (ii) One Million Seven Hundred Four Thousand Two Hundred Twenty Eight Dollars ($1,704,228) to be paid to Jupiter Farms (the "Jupiter Farms Purchase Price"); and (iii) Nine Hundred Twenty Five Thousand Eight Hundred Sixteen Dollars ($925,816) to be paid to Wellington (the "Wellington Purchase Price").  The Purchase Price shall be paid as follows at Closing:

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(a)	Hagen Ranch shall be issued 310,421 shares of Purchaser's Series B Convertible Preferred Stock, $1.00 per share stated value, with such rights and designations as set forth on Schedule B (the "Series B Preferred Stock"), 310,421 shares of Purchaser's common stock, par value $0.0001 per share (the "Common Stock"), and a $413,894 secured promissory note in the form of Schedule C (the "Hagen Ranch Promissory Note");
(b)	Jupiter Farms shall be issued 511,268 shares of Series B Preferred Stock, 511,268 shares of Common Stock, and a $681,691 secured promissory note in the form of Schedule C ("Jupiter Farms Promissory Note"); and
(c)	Wellington shall be issued 277,745 shares of Series B Preferred Stock, 277,745 shares of Common Stock, and a $370,326 secured promissory note in the form of Schedule C ("Wellington Promissory Note").
1.2.2.            Motor Fuel and Inventory.  There shall be a cash payment to Seller for the cost of motor fuel and other inventory on hand at time of Closing. Merchandise shall be calculated at 70% of retail price; cigarettes/tobacco at cost, beer and wine at cost, fuel at day of delivery cost. Payment shall be made within 60 days of Closing.
1.3.            Transitional Management Fee.  To facilitate a transition to the OTM Brand and as an additional component to the Purchase Price, each Seller shall be paid a monthly transitional management fee for a period of six (6) months from the Closing in an amount equal to the Net Profits from the Business at the Location (the "Transitional Management Fee").  For the purposes of this Agreement "Net Profits" from the Business at each of the Locations shall be determined in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP").  The Transitional Management Fee shall be calculated by the Purchaser and paid bi-weekly.  A calculation of the computation of the Net Profits shall accompany each payment of the Transitional Management Fee.
1.4.            Security Deposits.  All existing security deposits for utilities such as telephone, water, electric, etc. will remain the property of Sellers, to be refunded to Sellers by the respective utility companies in accordance with their policies. Purchaser will make such new deposits as said companies may require. Sellers will be responsible for payment of utility charges up to the Closing Date. Purchaser will be responsible for all such charges accruing after the Closing Date.
1.5.            Allocation of the Purchase Price.  Purchaser and Sellers agree to the allocation of the respective Purchase Price between each Seller and among the several Acquired Assets and the Transitional Management Fee as mutually determined in accordance with GAAP.
1.6.            Taxes.  Each Seller shall pay (i) to the appropriate authorities all taxes ("Taxes") arising out of the ownership of the Acquired Assets and Excluded Assets and out of the operation of the Business on and before the Closing Date; and (ii) to the appropriate authorities all Taxes, including without limitation, gross and net income Taxes, and sales and use Taxes arising out of the transfer of the Acquired Assets, if any.

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ARTICLE 2.
 ASSETS AND LIABILITIES INCLUDED AND EXCLUDED FROM SALE
2.1.            Acquired Assets.  Except as otherwise specifically set forth in this Agreement and on the Schedules hereto, the Acquired Assets to be purchased from Sellers shall include all of Sellers' right, title and interest in and to said assets as follows:
2.1.1.            Personal Property.  The tangible personal property owned by or leased to Sellers, instruments, equipment, systems, as identified on Schedule 2.1.1. ("Personal Property").
2.1.2.            Personal Property Leases.  All equipment leases and other personal property leases for tangible personal property (including, without limitation, office equipment) leased by Sellers, and including as identified on Schedule 2.1.2 ("Personal Property Leases").
2.1.3.            Contracts.  All of Sellers' rights related to contracts, agreements, options and commitments (other than Personal Property Leases), including, without limitation, as identified on Schedule 2.1.3. ("Contracts").
2.1.4.            Cash on Hand, Accounts Receivable, and Prepaid Income.  All cash on hand, accounts receivable, credit card receipts, cash deposits that customers have deposited with Sellers, deferred revenue, prepaid income, amounts paid by customers pursuant to any plans or programs in which customers paid an amount to receive services or goods in the future, and similar amounts paid by customers to Sellers in advance of rendering the services or providing the goods after Closing Date.
2.1.5.            Business Records.  Copies of all current accounting records, current financial records, operations records, customer records, customer lists, vendor lists, price lists, operations manuals, and all other records, files, memoranda, sketches, bids, Contracts, and other documents relating to any of Sellers' businesses ("Business Records").
2.1.6.            Inventory.  Beer Inventory, Beverage Inventory, Fast Food Inventory, Fuel Inventory, Store Inventory, Tobacco Inventory, and other items, such as janitorial and office supplies, and all other operating supplies used in the ordinary course of business shall be classified as inventory hereunder ("Inventory"). As soon as possible following Closing, Sellers shall complete a physical count of the Inventory; determine the cost (in accordance with GAAP) of such Inventory as of the close of business on the date immediately preceding the Closing Date.  A copy of the Inventory shall be attached, post-Closing, to this Agreement as Schedule 2.1.6.
2.1.7.            Communication Addresses.  All telephone numbers, facsimile numbers, internet addresses, internet domain names, internet domain name registrations, log-in identifications, user identifications, screen names and on-line service identifications relating to the Business ("Communication Addresses").
2.1.8.            Computer Software and Databases.  All computer software and applications, licensed, leased, internally developed or otherwise used by Sellers in connection with each Business ("Computer Software and Databases").

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2.1.9.            Insurance.  All policies of fire, extended coverage, liability, errors and omissions, environmental and all other kinds of insurance held by Sellers and covering the Business; provided, however, that Purchaser shall have no obligation to continue or renew any such policy of insurance following the Closing Date.
2.2.            Assumed Liabilities.  No liabilities of any type and condition, real, personal and mixed, tangible and intangible, fixed and unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on Sellers' books and records related to the Acquired Assets or the Business, are assumed by Purchaser.
2.3.            Excluded Assets.  The assets to be purchased by Purchaser pursuant to this Agreement are limited to the Acquired Assets described above.
2.4.            Excluded Liabilities.  Purchaser shall not assume or be deemed to have assumed, and Sellers shall remain solely responsible following the Closing for, any and all indebtedness, contract obligations and other liabilities of Sellers ("Excluded Liabilities").
ARTICLE 3.
 REPRESENTATIONS AND WARRANTIES OF EACH SELLER
As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller severally and not jointly represents and warrants to Purchaser as follows:
3.1.            Organization: Power.  Each Seller is a corporation duly organized and validly existing under the Laws of the State of Florida.
3.2.            Authorization and Validity of Agreement.  Each Seller has all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets, to carry on the Business as it is now being conducted, and to enter into, execute and deliver this Agreement and all agreements contemplated hereby, to consummate the transactions contemplated by this Agreement and to comply with and fulfill the terms and conditions of this Agreement. The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each Seller, and no other corporate or other proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms and conditions.

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3.3.            No Conflict or Violation.  The execution, delivery and performance of this Agreement by each Seller does not and shall not: (a) violate or conflict with any provision of the articles of incorporation, bylaws or other governing document of each Seller, (b) violate any provision of Law of any Governmental Entity applicable to Sellers or the Business; (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract to which any Sellers are a party, or by which Sellers' assets or properties may be bound, other than as set forth on Schedule 3.3; or (d) result in the imposition of any encumbrance or restriction on the Business or any of the Acquired Assets.  When used herein, "Law" shall mean any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, and "Governmental Entity" shall mean any government or quasi-governmental or regulatory agency or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission, instrumentality or authority thereof, or any court or arbitrator (public or private).
3.4.            Consents and Approvals. Schedule 3.4 sets forth a list of each consent, waiver, authorization or approval required in connection with the execution and delivery of this Agreement by Sellers or the performance by Sellers of their obligations hereunder (the "Required Consents").
3.5.            Financial Statements and delivery of Audited Financial Statements.
3.5.1.            Each of the Sellers has made available to Purchaser the current balance sheet for each of the Locations and all other financial records of the Business, including, but not limited to, financial statements, income statements, inventory counts, and credit card receipts for the last two years ("Financial Statements"). The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in the ordinary course of business from the books and records of Sellers in accordance with GAAP and maintained throughout the periods indicated, (iii) present fairly, in all material respects, the financial position of each Business as of the date indicated, and (iv) are suitable for an audit in the form required by the Securities and Exchange Commission ("SEC").
3.5.2.            Each Seller shall, within 74 days from the Closing Date, furnish to Purchaser audited financial statements for each Business in accordance with SEC Regulations.
3.6.            Absence of Undisclosed Liabilities.  Except as incurred by Sellers in the ordinary course of operating its business since the date of the Financial Statements, to the knowledge of Sellers, there has not been any material adverse change in Sellers' business condition (financial or otherwise), properties or operations. Further, Sellers are not aware of any liabilities, whether absolute, accrued, contingent or otherwise, arising through the ownership or operation of Sellers, which materially affect the Acquired Assets or the operation of each Seller's Business; and Sellers do not know of any basis for the assertion against the Acquired Assets of any undisclosed liability of Sellers.
3.7.            No Default.  With respect to any contract, agreement, lease, license or understanding that is being acquired by Purchaser, Sellers are not in default under the terms of any such contract, agreement, lease, license or understanding to which it is a party, and which default will result in any loss or damage to Sellers, nor has any condition or event occurred which, after notice, the passage of time, or otherwise, would constitute a default under or breach of any terms thereof, and Sellers are not aware of any condition that will result in a default under any terms thereof.

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3.8.            Taxes.  Each Seller has filed all federal, state and local income, sales, use, excise, withholding, franchise, payroll and other tax returns and reports required to be filed in connection with the operation of each Seller's Business (the "Tax Returns"), and all taxes shown by the Tax Returns to be due and payable have been paid. Sellers shall prepare and file all income, sales, use, excise, withholding, franchise, payroll and other tax returns, and pay all taxes, required to be filed or paid up to and through the Closing Date. Except for property taxes not yet due and payable, there are no tax liens on any of the Acquired Assets. Sellers have delivered to Purchaser true and correct copies of all federal and state income and excise Tax Returns of Sellers for the tax year ending December 31, 2014. Sellers have not given or been requested to give waivers of any statutes of limitations relating to the payment of federal, state or local taxes.
3.9.            Title to the Acquired Assets and Related Matters. Each Seller has good and marketable title to all of the Acquired Assets, free and clear of all encumbrances. Sellers have complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets, and the deeds and other instruments of assignment and transfer to be executed and delivered by Sellers to Purchaser at the Closing will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good and marketable title to the Acquired Assets. Other than the Required Consents, all consents necessary to consummate the transactions contemplated by this Agreement have been obtained, or will be obtained on or prior to and be in effect as of the Closing Date, and are or will be when obtained valid and binding upon the persons giving the same. The Acquired Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes used. There does not exist any condition, which interferes with the economic value or use of any of the Acquired Assets. The Acquired Assets, together with the assets included in the Real Property Leases, include all properties and assets, exclusive of Licenses and Permits and other agreements, but excluding the Excluded Assets, necessary to permit Purchaser to carry on the Business subsequent to the Closing as presently conducted by Sellers.
3.10.            Compliance With Law.  Each Business has been conducted at the Locations in compliance with all applicable Laws, including without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, and product advertising. The Sellers are not in default with respect to any order, writ, judgment, award, injunction or decree of any governmental entity or arbitrator applicable to each Business, its employees, the Business conducted at the Locations or any of the Acquired Assets, or is aware that any factual circumstances are likely to result in such default.
3.11.            Inventories.  All items of Inventory are owned by Sellers and were acquired by Sellers in the ordinary course of operation, may be used for the items' intended purposes, and were purchased, handled, stored and sold in accordance with all federal, state and local governmental Laws and regulations.
3.12.            Liabilities.  To each Seller's knowledge, there are no liabilities, not otherwise reflected in the Financial Statements, which are known or with reasonable care or upon reasonable inquiry should be known, and which are now or may be assessed or become a charge against the Acquired Assets.

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3.13.            Insurance.  Purchaser has inspected each policy of fire, extended coverage, liability (including, without limitation, professional liability) and all other kinds of insurance held by Sellers and covering the business and/or the assets of the business. Sellers know of no claims made against any such insurance policy that are unresolved as of Closing. The policies are in full force and effect and will be in full force and effect at Closing. Upon request of Purchaser, Sellers will execute whatever assignments may be required by said insurers to keep any of said policies in force.
3.14.            Contracts and Personal Property Leases.  All Contracts and Personal Property Leases that are being assumed by Purchaser, are in full force and effect; and to the knowledge of Sellers, there are no existing defaults or events or conditions which but for the passage of time would constitute defaults pursuant to such documents.
3.15.            Litigation or Claims.  To the knowledge of Sellers, there are no claims, actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending or threatened against, or involving the Acquired Assets or the Businesses before any court, governmental or administrative body or agency, or private arbitration tribunal.  To Sellers' knowledge, there are no facts upon which material claims may be made against said Acquired Assets or Businesses, nor are there any outstanding orders, writs, injunctions, or decrees of any court, arbitrator or governmental agency, which materially adversely affect or could materially adversely affect the Acquired Assets or Businesses.
3.16.            Employee Benefit Plans.  There are no employee or Sellers' benefit plans.
3.17.            Personnel; Labor Relations.
3.17.1.                          There are no and never have been collective bargaining agreements and relationships to which each Seller has been bound at any Location or in the operation of any Business.
3.17.2.                          Nothing contained in this Agreement shall confer upon any personnel of Sellers any right with regard to continued employment by Purchaser nor any third party beneficiary rights, nor shall anything herein interfere with the right of Purchaser after the Closing Date to: (i) terminate the employment of any of its personnel at any time, with or without cause or notice; or (ii) restrict Purchaser in the exercise of its independent business judgment in establishing or modifying any of the terms or conditions of the employment of its personnel.
3.18.            Licenses and Permits. Each Seller has obtained all licenses and permits necessary for the conduct of the Business (the "Licenses and Permits") and all Licenses and Permits are in full force and effect. Each Seller is in compliance with all terms, conditions and requirements of all Licenses and Permits and no proceeding is pending or, to the knowledge of each Seller, threatened relating to the revocation or limitation of any of the Licenses and Permits.
3.19.            Insurance; Bonds With Respect to each Business. With respect to each Business:
(a)            Schedule 3.19 lists all insurance policies setting forth the carrier, policy number, expiration dates, premiums, description of type of coverage and coverage amounts. The Sellers have made true and complete copies of all such policies available to Purchaser.

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(b)            There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of Sellers or the Business. No bond is required to satisfy any contractual, statutory, or regulatory requirement applicable to the Company.
3.20.            Contracts and Commitments. Schedule 3.20 sets forth the list of Contracts, all of which are in full force and effect. Except as set forth in Schedule 3.20, each Seller has not breached any provision of, or is in default under, the terms of, nor does any condition exist which, with notice or lapse of time, or both, would cause Sellers to be in default under, any Assigned Contract, insofar as such breach, default or condition would affect the Business or the Acquired Assets.
3.21.            Broker's and Finder's Fees. No broker, finder or other person is entitled to any commission or finder's fee in connection with this Agreement or transactions contemplated by this Agreement as a result of any actions or commitments of the Sellers (or its affiliates).
3.22.            All Material Information. To the knowledge of each Seller, Sellers have provided Purchaser with all material information relating to the Acquired Assets, the Business or its prospects, the operations of the Business, and the financial or other condition of Sellers, except such information that Purchaser has knowledge of or which generally affects the convenience store, grocery store, prepared food and gas station industries.
3.23.            Investment Intent.  Each Seller acknowledges that the shares of Series B Preferred Stock and Common Stock have not been registered with the SEC and will bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
3.24.            Survival. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance hereof.
3.25.            Absence of Certain Changes or Events.  Except as set forth on Schedule 3.25, since January 1, 2015, Sellers have operated the Business at the Locations in the ordinary course consistent with past practice.

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ARTICLE 4.
 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Sellers as follows:
4.1.            Corporate Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Nevada and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.
4.2.            Authorization and Validity of Agreement. Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery, or performance. This Agreement has been duly executed by Purchaser and constitutes Purchaser's valid and binding obligation, enforceable against Purchaser in accordance with its terms.
4.3.            No Conflict or Violation. The execution, delivery and performance of this Agreement by the Purchaser does not and shall not: (a) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing document of Purchaser, (b) violate any provision of Law of any Governmental Entity, or (b) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.
4.4.            Approvals and Consents. The execution, delivery and performance of this Agreement by the Purchaser does not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity.
4.5.            Broker's and Finder's Fees. No broker or finder is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser.
ARTICLE 5.
 CLOSING
5.1.            Time, Date and Place of Closing.  The execution and delivery of the documents required to consummate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Pearlman Schneider LLP, 2200 NW Corporate Boulevard, Suite 210, Boca Raton, Florida 33431 on January 28, 2016 at 2 p.m., local time. The Closing shall be effective as of and upon the execution and delivery of the documents and payment of money contemplated by this Agreement (the "Closing Date").
5.2.            Deliveries by Sellers:  Unless otherwise indicated in this Section, on the Closing Date, the Sellers shall deliver to Purchaser executed copies of the following agreements, documents and other items:
5.2.1.            Bills of Sale in a form to be mutually agreed upon by the parties hereto and other instruments of assignment transferring the Acquired Assets on the Closing Date;

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5.2.2.            The Assignment of the Personal Property Leases by and between Sellers and Purchaser, and any third party lessor, in a form to be mutually agreed upon by the parties hereto;
5.2.3.            Copies of all the corporate resolutions adopted by the Board of Directors and the shareholders of Sellers authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;
5.2.4.            Assignment Agreement for Contracts other than the Personal Property Leases in a form to be mutually agreed upon by the parties hereto;
5.2.5.            Copies of each Consent, waiver, authorization and approval required pursuant to this Agreement;
5.2.6.            The Certificate of Good Standing of the Sellers issued by the Florida Secretary of State dated within thirty (30) days of the Closing Date;
5.2.7.            Certificates of the Sellers pursuant to Article 9 of this Agreement;
5.2.8.            On the Closing Date, copies or originals of all documents and records in possession of the Sellers relating to the Acquired Assets as set forth in Section 2.1 of this Agreement;
5.2.9.            Within 74 days from the Closing Date audited financial statements for each Business for the prior two fiscal years in form and scope to comply with SEC rules and regulations.
5.3.            Deliveries Made by Purchaser. At the Closing Purchaser shall execute and deliver the following:
5.3.1.            The Purchase Price payable in accordance with Section 1.2. inclusive of:
(i)	Hagen Ranch shall receive a certificate for 310,421 shares of Series B Preferred Stock, a certificate for 310,421 shares of Common Stock, the Hagen Ranch Promissory Note and a Security Agreement in the form attached hereto as Exhibit D;
(ii)	Jupiter Farms shall receive a certificate for 511,268 shares of Series B Preferred Stock, a certificate for 511,268 shares of Common Stock, the Jupiter Farms Promissory Note and a Security Agreement in the form attached hereto as Exhibit D; and
(iii)	Wellington shall receive a certificate for 277,745 shares of Series B Preferred Stock, a certificate for 277,745 shares of Common Stock, the Wellington Promissory Note and a Security Agreement in the form attached hereto as Exhibit D.

5.3.2.            Copies of all corporate resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

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5.3.3.            Certificates of the Purchaser pursuant to Article 8 of this Agreement.
5.3.4.            Executed leases (the "Real Property Leases") for each Location in the forms substantially set forth as Exhibits A, B and C to this Agreement.
5.4.            Taking of Inventory.  As the last act of Closing, the parties shall conduct an inventory of the items specified in Section 2.16 The results of the inventory shall be attached to this Agreement as Schedule 2.16.
5.5.            Documents Delivered after Closing.  At and after Closing, the parties shall execute and deliver all documents as may be required to effect the transactions contemplated by this Agreement, and after Closing shall take any other action consistent with the terms of this Agreement that may reasonably be requested by a party for the purpose of effecting the transactions contemplated by this Agreement.
ARTICLE 6.
 PURCHASER LICENSES AND PERMITS
6.1.            Purchaser Licenses and Permits.  The Purchaser shall obtain new operating licenses, product licenses and permits, and tax permits, as necessary, for each Location and shall promptly notify all concerned stated, federal and local governmental agencies of the change in owners. To the extent permitted by Law, Purchaser shall be permitted to use any Licenses and Permits of the Sellers held in connection with the Business and any Location, until new permits and/or licenses have been obtained; and Sellers, upon request, agree to grant any consents or approvals necessary to implementation of such use by the Purchaser, subject to Purchaser's obligation to hold Sellers harmless from all expenses, liability or other consequences of such use. Purchaser agrees to reimburse Sellers for the unused portion of any pre-paid fees for Licenses and Permits assigned to the Purchaser. Upon receipt of all necessary permits and licenses by the Purchaser, Sellers shall cancel their existing Licenses and Permits (except those assigned to Purchaser) and shall file final reports and/or Tax Returns with each concerned agency or official and shall pay any taxes, penalties or other charges due thereunder not attributable to Purchaser's use thereof.
ARTICLE 7.
 COVENANTS AND REMEDIES
7.1.            Survival of Representations, Warranties, and Covenants.  Except as otherwise set forth in this Agreement, the representations, warranties, and covenants by the respective parties set forth in this Agreement, including, without limitation, any representations, warranties or covenants set forth in any Schedule or other writing delivered pursuant to this Agreement, shall survive the Closing Date for a period of two years and shall be deemed to be material and to have been relied upon by the other party.
7.2.            Claim.  A "Claim" shall be broadly construed to include any damage, liability, expense, reasonable attorney fees, costs, or any combination thereof arising from, related to, or connected with a party's breach of this Agreement.

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7.3.            Claim Notice and Cure Period.  In the event of a Claim, then the aggrieved party shall provide reasonable written notice to the defaulting party of such breach.  From the date of notice the defaulting party shall have 30 days to cure the Claim (an "Undisputed Claim") or dispute its liability to such Claim in writing (a "Disputed Claim").  If an Undisputed Claim continues after the 30 day cure period, then the aggrieved party shall have all remedies provided by this Agreement and by Law.  With respect to a Disputed Claim, the parties shall proceed in good faith to negotiate a resolution of such Disputed Claim and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
7.4.            Indemnity by Sellers.  Subject to the provisions of Section 8.4 of this Agreement, Sellers agree to indemnify, defend, protect and hold Purchaser and its officers, directors, shareholders and agents harmless for, from and against any and all (i) liabilities of Sellers, (ii) Claims sustained directly or indirectly by Purchaser based on pre-Closing operation of Sellers' business, and (iii) breach of any of Sellers' respective representations and warranties made under this Agreement. Sellers agree to pay Purchaser's costs of defense and to indemnify Purchaser against all such liabilities, except for those described in Section 8.4, that exist at the Closing Date or are based on the conduct of Sellers' business prior to the Closing Date.
7.5.            Indemnity by Purchaser.  The Purchaser agrees to indemnify, defend, protect and hold Seller, its member(s) and agents harmless for, from and against, any and all (i) Claims sustained directly or indirectly by Sellers or its member(s) or agents based on Purchaser's ownership, use or operation of the assets or assumed Liabilities after the Closing Date, and (ii) breach of any of Purchaser's representations,  warranties, and covenants made under this Agreement.  Purchaser agrees to pay Sellers' costs of defense and to indemnify Sellers against all such liabilities that arise after the Closing Date or are based on the ownership of the Acquired Assets after the Closing Date.
7.6.            Rights and Remedies Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by Law, any rights and remedies described in this Agreement are cumulative and not alternative to any other rights and remedies available at Law or in equity.
7.7.            Non-waiver of Rights and Remedies.  The failure or neglect of a party to enforce any right or remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the one specified in the waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.
7.8.            Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by Florida Law.  The state and federal courts of Florida have jurisdiction; and venue for mediation, litigation and all other proceedings shall be located in Palm Beach County, Florida.
7.9.            Survival of Remedies.  Except as otherwise set forth in this Agreement, the remedies and remedial procedures and processes set forth in this Article 7 survive termination or abandonment of this Agreement.

Exhibit 10.1 -- Page 12

ARTICLE 8.
 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH SELLER
The obligation of each Seller to consummate the transactions provided for in this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one more of which may be waived in writing by Seller in its sole discretion:
8.1.            Deliveries by Purchaser.  Purchaser shall have made delivery to Sellers of the documents and items specified herein.
8.2.            Representations and Warranties of Purchaser.  All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects, and Sellers shall have received a certificate to that effect from Purchaser dated the Closing Date.
8.3.            Performance of the Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by Purchaser and Sellers shall have received a certificate to that effect from Purchaser dated the Closing Date.
8.4.            No Violation of Orders.  No preliminary of permanent injunction or other order issued by any governmental entity that declares this Agreement invalid or unenforceable in any material respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.
8.5.            Required Approvals.  All consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.
ARTICLE 9.
 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one more of which may be waived in writing by Purchaser in its sole discretion:
9.1.            Deliveries by Sellers.  Sellers shall have made delivery to Purchaser of the documents and items specified herein.
9.2.            Representations and Warranties of Sellers.  All representations and warranties made by applicable Sellers in this Agreement shall be true and correct in all material respects as of  the Closing Date and Purchaser shall have received a certificate to that effect from each Seller dated such Closing Date.
9.3.            Performance of the Obligations of Sellers.  Unless performance is contemplated to be completed after the execution of this Agreement or Purchaser as otherwise waived in writing performance for a stated period of time, each Seller shall have performed in all material respects all obligations required under this Agreement to be performed by such Seller on or before the Closing Date, and Purchaser shall have received a certificate to that effect from Purchaser dated the Closing Date.

Exhibit 10.1 -- Page 13

9.4.            No Violation of Orders.  No preliminary of permanent injunction or other order issued by any governmental entity that declares this Agreement invalid or unenforceable in any material respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.
9.5.            Required Approvals.  All consents and approvals of any governmental entity necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.
ARTICLE 10.
 GENERAL PROVISIONS
10.1.            Notices.  All notices and other communications ("Notices") under this Agreement shall be (i) in writing, (ii) deemed to have been delivered (a) upon the date of delivery if delivered in person, by facsimile or by e-mail, (b) on the date of the postmark on the return receipt if deposited in the United States Mail, with postage prepaid for certified or registered mail, return receipt requested, or (c) on the date of delivery if delivered by nationally recognized express courier, and (iii) shall be addressed or delivered to the following relevant address or at the other address as shall be given in writing by a party to the other:
If to Purchaser:	On the Move Corporation
Attn: Richard J. Reitano
12355 Hagen Ranch Road, Suite 604
Boynton Beach, FL 33437

If to Sellers:	Jay Seewald
2355 Hagen Ranch Road, Suite 604
Boynton Beach, FL 33437

10.2.            Payment of Expenses.  Except for expenses of the appraisal and for the purchase of a policy of title insurance related to this transaction, Purchaser and Sellers shall each pay their own fees and expenses, including fees and expenses of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and performance of this Agreement.
10.3.            Time of the Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.
10.4.            Entire Agreement.  All Exhibits and Schedules to this Agreement constitute a part of this Agreement.  This Agreement, together with the accompanying Exhibits and Schedules, constitutes the entire, completely integrated agreement among the parties and supersedes all prior memoranda, correspondence, conversations and negotiations.
10.5.            Severability.  The invalidity of any portion of this Agreement shall not affect the validity of any other portion of this Agreement.  If the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, the restrictions shall be effective for the period of time and area as a court may determine to be reasonable.

Exhibit 10.1 -- Page 14

10.6.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
10.7.            Amendment and Waiver.  This Agreement may not be modified or amended, except by an agreement in writing signed by Sellers and Purchaser.  Sellers or Purchaser may waive any of the conditions contained herein or any of the obligations of the other party hereunder but any such waiver shall be effective only if in writing and signed by the party waiving such condition or obligation.
10.8.            Power to Execute.  Each person executing this Agreement on behalf of a party, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required for the effectiveness or enforceability of this Agreement against such party following such execution.
10.9.            Assignment.  This Agreement is only assignable with the joint written consent of the parties hereto.  No such assignment shall release the assigning party from any of its obligations, liabilities, warranties or representations set forth in this Agreement.
10.10.            Binding Terms.  This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, successors and permitted assigns as described herein.
10.11.            Headings.  Descriptive headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
10.12.            Singular and Plural; Gender.  When required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa.
10.13.            Commissions.  Sellers and Purchaser mutually represent and warrant that no real estate commission, finders' or brokers' fee has been or will be incurred in connection with this Agreement for the sale of Acquired Assets contemplated hereby.  Each party agrees to indemnify and hold the other harmless from and against any and all real estate commissions, finders' fees or brokers' fees due or claimed to be due in connection with this transaction and attributable to the indemnifying party, such indemnity to include reasonable attorneys' fees and costs incurred in connection with any such claim.
10.14.            Construction.
10.14.1.                The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
10.14.2.                Except as otherwise specifically provided in this Agreement (such as by "sole," "absolute discretion," "complete discretion", or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver or approval of a party, such consent, waiver and/or approval shall not be unreasonably withheld or delayed.

Exhibit 10.1 -- Page 15

10.14.3.                (i) Nothing in the Schedules and/or Exhibits to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule or Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.
(ii) The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

10.14.4.                (i)  Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.
(ii)  Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(iii)  The word "including" means "including, without limitation."

SELLERS:

West Boynton Auto Service, Inc.

By: /s/ Jay Seewald
Jay Seewald
Title: President

Spanish River Service, Inc.

By: /s/ Jay Seewald
Jay Seewald
Title: President

Seeliva Industries, Inc.

By: /s/ Jay Seewald
Jay Seewald
Title: President

PURCHASER:

On the Move Corporation

By: /s/ Richard Reitano
Richard Reitano, Chief Executive Officer

Exhibit 10.1 -- Page 16